Exhibit 4.35

Exclusive Technical Consultation and Service Agreement

This Exclusive Technical Consultation and Service Agreement (hereinafter referred to as “Agreement”) was made as of 14th day of September, 2020 in Beijing, the People’s Republic of China (“PRC”) by and among the parties (hereinafter referred to as “Parties”) as follows

Party A: Wuhan Studyvip Online Education Co., Limited

Registered Address: No. 1, Floor 3, Building No. 3, Modern Science & Technology Park, Guannanyuan 1st Road, East Lake High-Tech Development Zone, Wuhan, China

Legal Representative: LIU Tongbo

Party B: Guangzhou Tianyong Online Education Technology Co., Ltd.

Registered Address: Room No. 104 (even), No. 90-96, Kexue grand avenue, Huangpu District, Guangzhou, China

Legal Representative: JIAN Rongshan

Party B’s Subsidiaries: Any companies, schools and related institutions (hereinafter referred to as the “Party B’s Subsidiaries”) to be updated from time to time according to this Agreement in which 50% shares or investment interests are held by Party B.

Whereas:

1.	Party A is a wholly foreign-owned enterprise legally incorporated and validly existing within the territory of the PRC.

2.	Party B is a limited liability company incorporated in the PRC.

3.

Party A agrees to provide technical consultation and related services to Party B and Party B’s Subsidiaries, and Party B and Party B’s Subsidiaries agree to accept such technical consultation and related services provided by Party A.

Therefore, this Agreement is entered into by and among the Parties through friendly consultation based on the principle of equality and mutual benefit subject to the terms and conditions as follows:

1.	Technical Consultation and Services: Sole and Exclusive Rights and Interests

1.1

Within the term of this Agreement, Party A agrees that it shall, as the exclusive technical consultation and services provider of Party B and Party B’s Subsidiaries, provide Party B and Party B’s Subsidiaries with the relevant technical consultation and services (See Annex I for specific content) according to the terms of this Agreement.

1.2

Party B and Party B’s Subsidiaries agree to accept the technical consultation and services provided by Party A within the term of this Agreement. In consideration of the value of the technical consultation and services provided by Party A and the good cooperative relationship among the Parties hereto, Party B and Party B’s Subsidiaries further agree that, unless they obtain the prior written consent of Party A, they shall not accept any technical consultation and services provided by any third party in respect of the business scope involved herein within the term of this Agreement.

1.3

For all rights, titles, interests and intellectual property rights (including but not limited to any copyrights, patents, technical know-how and business secrets) arising out of the performance of this Agreement, whether developed by Party A or developed by Party B and Party B’s Subsidiaries based on Party A’s intellectual property rights or developed by Party A based on any intellectual property rights of Party B and Party B’s Subsidiaries, Party A shall enjoy any sole and exclusive rights and interests therein, and Party B and Party B’s Subsidiaries shall not assert any rights, titles, interests and intellectual property rights to Party A.

1.4

Provided that, if developed by Party A based on any intellectual property rights of Party B and Party B’s Subsidiaries, Party B and Party B’s Subsidiaries shall ensure that such intellectual property rights are free from any defects, otherwise, any losses caused to Party A shall be borne by Party B and Party B’s Subsidiaries. If Party A bear the compensation liability to any third party therefor, Party A shall have the right to recover all its losses from Party B and Party B’s Subsidiaries after Party A makes such compensation.

1.5

In consideration of the good cooperative relationship among the Parties hereto, Party B and Party B’s Subsidiaries undertake that, if they are intended to carry out any business cooperation with any other enterprises, they shall obtain the consent of Party A, and Party A or its affiliates shall have the priority of cooperation under the same conditions.

2.	Calculation and Payment of Technical Consultation and Service Fees (hereinafter referred to as “Service Fees”)

2.1	The Parties hereto agree that any Service Fees under this Agreement shall be determined and paid in such way as listed in Annex II hereto.

2.2

If Party B and Party B’s Subsidiaries fail to pay any Service Fees and other expenses according to the provisions of this Agreement, Party B and Party B’s Subsidiaries shall separately pay to Party A a default fine on the basis of 0.05% of the amount owed per day.

2.3

Party A shall have the right to assign its employees or certified public accountants of China or other countries (hereinafter referred to as “Party A’s Authorized Representative”) at its own expense to check the accounts of Party B and Party B’s Subsidiaries so as to audit the calculation method and amount of Service Fees. Therefore, Party B and Party B’s Subsidiaries shall provide Party A’s Authorized Representative with any documents, accounts, records and data required by Party A’s Authorized Representative so that Party A’s Authorized Representative can audit the accounts of Party B and Party B’s Subsidiaries and determine the amount of Service Fees. Unless there are any gross errors, the amount of Service Fees shall be subject to the amount determined by Party A’s Authorized Representative.

2.4

Unless the Parties hereto reach an agreement through further consultation, any Service Fees paid by Party B and Party B’s Subsidiaries to Party A according to this Agreement shall not be deducted or offset. Party B and Party B’s Subsidiaries shall solely be responsible for any relevant expenses (such as bank charges) incurred from the payment of Service Fees.

2.5

In addition, Party B and Party B’s Subsidiaries shall pay to Party A any actual expenses incurred from the provision by Party A of its technical consultation and service under this Agreement while paying the Service Fees, including but not limited to any traveling expenses, transportation fees, printing expenses and postage.

2.6	The Parties hereto agree that all economic losses arising out of the performance of this Agreement shall be borne jointly by the Parties hereto.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company legally incorporated and validly existing under the laws of the PRC;

3.1.2

Party A shall perform this Agreement within its corporate power and business scope, has obtained any necessary corporate authorizations and consents and approvals from any third party and government departments and has not breached any legal or contractual restrictions that are binding or influential on it; and

3.1.3	This Agreement shall constitute a legal, effective, binding and enforceable legal document for Party A once signed.

3.2	Party B and Party B’s Subsidiaries hereby represent and warrant as follows:

3.2.1	Party B and Party B’s Subsidiaries are legal persons legally incorporated and validly existing under the laws of the PRC;

3.2.2

Party B and Party B’s Subsidiaries shall sign and perform this Agreement within their corporate power and business scope, have obtained any necessary corporate authorizations and consents and approvals from any third party or government departments and have not breached any legal or contractual restrictions that are binding or influential on it; and

3.2.3	This Agreement shall constitute a legal, effective, binding and enforceable legal document for Party B and Party B’s Subsidiaries once signed.

4.	Confidentiality

4.1

The Parties agree that they shall try to take all reasonable security measures to keep in confidence any confidential data and information (hereinafter referred to as “Confidential Information”, the providing party of such data and information shall clearly notify in writing that such data and information shall be the Confidential Information when providing them) known or accessed by them due to the signing and performance of this Agreement. Without the prior written consent of the Confidential Information provider, such Confidential Information shall not be disclosed, provided or transferred to any third party (including any merger of the receiving party of such Confidential Information with or into any third party, and any direct or indirect control thereof by any third party). Once this Agreement is terminated, Party A and Party B and Party B’s Subsidiaries shall return any documents, data or software containing any Confidential Information to the original owner or providing party of such Confidential Information or destroy them with the consent of the original owner or provider, including removing any Confidential Information from any related memory devices and shall not continue to use these Confidential Information. Party A and Party B and Party B’s Subsidiaries shall take any necessary measures to disclose any Confidential Information only to any staff members, agents or professional advisors of Party B and Party B’s Subsidiaries who need to know such Confidential Information and to cause such staff members, agents or professional advisors of Party B and Party B’s Subsidiaries to comply with any confidentiality obligations under this Agreement. Party A, Party B and Party B’s Subsidiaries and such staff members, agents or professional advisors of Party B and Party B’s Subsidiaries shall sign a specific non-disclosure agreement.

4.2	No restrictions mentioned above shall apply to:

4.2.1.	any information that has become generally available to the public at the time of disclosure;

4.2.2.	any information that has become generally available to the public after disclosure through no fault of the receiving party of Confidential Information;

4.2.3.

any information that can be proved by the receiving party of Confidential Information to have been in the possession of the receiving party before disclosure and not to be directly or indirectly received from the providing party of Confidential Information; and

4.2.4.

any information required by law to be disclosed by the receiving party of Confidential Information to the relevant government departments, stock exchange and other institutions, or any of the above Confidential Information disclosed by the receiving party of Confidential Information to its direct legal advisors and financial consultants due to its normal business needs.

4.3	The Parties hereto agree that, whether this Agreement is modified, canceled or terminated, these provisions hereof shall remain in force.

5.	Indemnity

5.1

Except as otherwise stipulated herein, if any Party fails to fully perform or suspends the performance of its obligations under this Agreement, and such party fails to correct the above acts within Ten (10) days from receipt of a notice from the other party or makes any untrue representations and warranties, such party shall be deemed to have breached this Agreement.

5.2

If any Party hereto breaches this Agreement or any representations and warranties made by such party in this Agreement, the non-breaching party may notify in writing the breaching party of correcting such breach within Ten (10) days from receipt of a notice, taking appropriate measures to effectively and promptly avoid any damage and continuing to perform this Agreement. In case of any damage arising out of such breach, the breaching party shall make compensation to the non-breaching party to enable the non-breaching party to obtain all rights and interests that should have been obtained during the performance of this Agreement.

5.3

If any breach of this Agreement by any Party hereto renders the other party to bear any costs and liabilities or suffer any losses (including but not limited to any loss of profits), the breaching party shall make compensation to the non-breaching party in respect of any of the above costs, liabilities or losses (including but not limited to any interest payment or loss and lawyer’s fees arising out of such breach). The total compensatory payment paid by the breaching party to the non-breaching party shall be the same as the losses arising out of such breach, and the above compensatory payment shall include any interests that should have been obtained by the non-breaching party in the event that the Parties hereto normally perform this Agreement, provided that such compensatory payment shall not exceed any losses reasonably expected by the Parties hereto at the time of the conclusion of this Agreement that may be caused by such breach of this Agreement.

5.4

Party B and Party B’s Subsidiaries shall bear full responsibility for any claims made by any third party arising out of any failure by Party B and Party B’s Subsidiaries to carry on their business according to Party A’s instructions or any improper use of Party A’s intellectual property rights or any improper technical operation. If Party B and Party B’s Subsidiaries find that any third party uses any of Party A’s intellectual property rights without the legal authorization, Party B and Party B’s Subsidiaries shall immediately notify Party A and cooperate with Party A in taking any actions.

5.5	If both of the Parties hereto breach this Agreement, the respective amount of compensation payable by the Parties hereto shall be determined according to the degree of their respective breach.

6.	Entry into Force, Performance and Term

6.1	This Agreement shall be signed on the date first above written and become effective at the same time.

6.2	This Agreement is written in Chinese and is executed in Four (4) copies.

6.3

Unless Party A cancels this Agreement in advance, the term of this Agreement shall be terminated upon dissolution of both of Party B and Party B’s Subsidiaries in accordance with the laws of the PRC. Upon Party A’s request prior to the expiration of this Agreement, the Parties hereto shall either extend the term of this Agreement at Party A’s request so as to continue to perform this Agreement or sign a separate exclusive technical consultation and service agreement at Party A’s request.

7.	Termination

7.1	Unless renewed according to the relevant provisions hereof, this Agreement shall be terminated on the expiry date of the term of this Agreement.

7.2

The Parties hereto may terminate this Agreement upon consensus through consultation. Party B and Party B’s Subsidiaries shall not terminate this Agreement within the term of this Agreement without the written consent of Party A. Party A shall have the right to terminate this Agreement at any time by giving a written notice to Party B, Party B's Subsidiaries and shareholders Thirty (30) days in advance.

7.3	Any rights and obligations of the Parties hereto under the Articles 4 and 5 hereof shall survive the termination of this Agreement.

8.	Dispute Resolution

8.1

In case of any disputes among the Parties arising out of the construction and performance of any provisions of this Agreement, the Parties shall resolve such disputes through consultation in good faith. If such disputes cannot be resolved through consultation, any Party may submit such disputes to China International Economic and Trade Arbitration Commission for resolution by arbitration in accordance with the existing arbitration rules of such Commission in force. The place of arbitration shall be Beijing, and the language to be used in the arbitration proceedings shall be Chinese. Any arbitral award shall be final and binding upon the Parties. No provisions of this Article shall be affected by any termination or cancellation of this Agreement.

8.2	Except for any matters disputed by the Parties hereto, the Parties hereto shall continue to perform their respective obligations under this Agreement based on the principle of good faith.

9.	Force Majeure

9.1

“Force Majeure Events” mean any events beyond the reasonable control of one party that are unavoidable by the affected party with reasonable care, including but not limited to any acts of government, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war, provided that any credit, capital or financing shortage shall not be deemed to be the event beyond the reasonable control of one party. The party affected by any Force Majeure Events (hereinafter referred to as “Affected Party”) shall be exempted from its responsibility in whole or in part according to the effects of such Force Majeure Events on this Agreement, and the Affected Party who seeks exemption from its responsibility for the performance of this Agreement due to such Force Majeure Events shall notify the other party of such Force Majeure Events not later than Ten (10) days after occurrence of such Force Majeure Events so that the Parties hereto negotiate about the amendment to this Agreement according to the effects of such Force Majeure Events and exempt in whole or in part the Affected Party from its obligations under this Agreement.

9.2

The Affected Party shall take appropriate measures to reduce or eliminate the effects of such Force Majeure Events and shall try to restore the performance of its obligations delayed or hindered by such Force Majeure Events. Once such Force Majeure Events are eliminated, the Parties hereto agree that they shall use their best efforts to restore the performance of their rights and obligations under this Agreement.

10.	Notices

Any notices sent by the Parties for the performance of their rights and obligations under this Agreement shall be made in writing and be sent to the following addresses of one or all of the Parties hereto by personal delivery, registered mail, postage prepaid mail, recognized express service or facsimile transmission:

Party A

Address: Building No. 6, Chaolai Science and Technology Park, Laiguangying, Chaoyang District, Beijing, China

Tel.:

Attn.: LIU Tongbo

Party B and Party B's Subsidiaries

Address: Room No. 104 (even), No. 90-96, Kexue grand avenue, Huangpu District, Guangzhou, China

Tel.:

Attn.: JIAN Rongshan

11.	Assignment

Unless any Party hereto obtains the prior written consent of the other party, such party shall not assign to any third party its rights or obligations under this Agreement except that Party A assigns its obligations under this Agreement to its affiliates. For the purpose as set forth in this Agreement, the aforesaid “affiliates” mean any enterprises controlled by Party A, controlling Party A or under common control of any third party with Party A. For the purpose as set forth in this Article, “control” means any possession by an enterprise of its influence power to directly or indirectly decide on and/or control the operating management of another enterprise, whether such influence power is formed by holding any shares of the controlled enterprise or formed by any contractual arrangement with the controlled enterprise.

12.	Newly Added Party B’s Subsidiaries

In case of any newly added Party B’s Subsidiary at any time after the effective date of this Agreement, Party B shall urge such newly added Party B’s Subsidiary to sign a letter of acceptance of rights and obligations in such form and substance as shown in Annex III hereto and any other legal documents permitted or required by the laws of the PRC so as to enable such newly added Party B’s Subsidiary to join this Agreement and fully accept any obligations and rights to be assumed and enjoyed by Party B’s Subsidiaries under this Agreement. From the execution date of such letter of acceptance of rights and obligations and any other legal documents permitted or required by the laws of the PRC, such newly added Party B’s Subsidiaries shall be deemed to be a signatory to this Agreement. Any other Parties hereto hereby agree to and fully accept the foregoing arrangement.

13.	Severability

The Parties hereby acknowledge that this Agreement shall be a fair and reasonable agreement reached by the Parties hereto on the basis of equality and mutual benefit. If any provisions of this Agreement are invalid or unenforceable due to any inconsistencies between such provisions and the relevant laws, such provisions shall be invalid or unenforceable only to the extent of jurisdiction of the relevant laws and shall not affect the legal effect of any other provisions of this Agreement.

14.	Amendments and Supplements

The Parties hereto shall make in writing any amendments and supplements to this Agreement. Any amendment and supplementary agreements duly signed by the Parties in relation to this Agreement shall form an integral part of this Agreement and be equally authentic as this Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

16.	Entire Agreement

Except for any written amendments, supplements or modifications to this Agreement after the signing of this Agreement, this Agreement shall constitute an entire agreement among the Parties hereto in respect of the subject matter of this Agreement and supersede all prior oral and written negotiations, representations and agreements among the Parties in respect of the subject matter of this Agreement.

In witness whereof, the Parties hereto have caused this Agreement to be executed by their authorized representative as of the date first above written.

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[This page is the signature page to the Exclusive Technical Consultation and Service Agreement]

Party A:

Legal or Authorized Representative: /s/ LIU Tongbo (Seal)

Party B:

Legal or Authorized Representative: /s/ JIAN Rongshan (Seal)

Annex I List of Technical Consultation and Services

1.	Provide the development and research services.

2.	Provide website design and design, installation, commissioning and maintenance services of computer network systems.

3.	Provide database support and software services.

4.	Provide economic information consultation, project investment consultation, scientific and technological information consultation, enterprise management consultation and other consultation services.

5.	Provide pre-job training and in-service training services.

6.	Provide technical development, consultation and technology transfer services.

7.	Provide public relations services.

8.	Provide market survey and research services.

9.	Provide the services of developing medium and short term market development plans and market planning service.

10.	Provide technical services.

Annex II Calculation and Payment Methods of Service Fees

I.

The Service Fees under this Agreement shall be calculated on the basis of 10% to 100% of the monthly total business income of Party B and/or Party B’s Subsidiaries, and the specific proportion of the above Service Fees (limited to 10% to 100%) shall be determined and notified in writing by Party A to Party B and/or Party B’s Subsidiaries according to the actual technical support service provided by Party A as required by Party B and/or Party B’s Subsidiaries and based on the number of persons and number of days invested by Party A.

II.	Party B shall determine the amount of Service Fees according to the following factors:

1.	Technical difficulty and complexity of the technical consultation and services;

2.	Time spent by Party A’s employees in the technical consultation and services;

3.	Specific content and commercial value of the technical consultation and services;

4.	Market reference price of similar technical consultation and services.

III.

Party A shall summarize and calculate the Service Fees on a quarterly basis and shall, within Thirty (30) days from the start date of any quarter, send a bill of technical Service Fees for the last quarter to Party B and/or Party B’s Subsidiaries so as to give a notice to Party B and/or Party B’s Subsidiaries. Within Ten (10) working days after receipt of such notice, Party B and/or Party B’s Subsidiaries shall pay such Service Fees to the bank account designated by Party A. Party B and/or Party B’s Subsidiaries shall send by fax or by mail a copy of the remittance voucher to Party A within Ten (10) working days after remittance.

IV.

If Party A considers that it is necessary to adjust the service pricing mechanism as stipulated herein that is not continuously applicable for some reason, Party A shall give a prompt written notice to Party B and/or Party B’s Subsidiaries, and such written notice shall take effect when it is served to Party B and/or Party B’s Subsidiaries.

Annex III Letter of Acceptance of Rights and Obligations

Our company, ______, is a subsidiary of ______ Co., Ltd. (hereinafter referred to as “______”) incorporated with ______on the ______day of , and Tianjin Shangde holds % of ______ the shares/equity of our company.

In accordance with the Exclusive Technical Consultation and Service Agreement (hereinafter referred to as “Agreement”) entered into by ______________Co., Limited and other parties on the day of ______, our company as a newly added “Party B’s Subsidiary” under the Agreement shall join the Agreement pursuant to Article 12 of the Agreement

Our company hereby agrees to join the Agreement as a newly added “Party B’s Subsidiary”, enjoy all rights under the Agreement and perform all our obligations under this Agreement in accordance with the Agreement, which shall come into force as of the date of signing of this Letter of Acceptance.

[               ] (Seal)

Legal Representative (Signature):

Date: